                                                                    EXHIBIT 3.2
                                                                    -----------
                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                       MACE SECURITY INTERNATIONAL, INC.


  MACE SECURITY INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY THAT:

  FIRST: The Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable and in the best interests of the Corporation the following amendment to Article FOURTH of the Certificate of Incorporation of the Corporation, to read in its entirety as follows (the "Charter Amendment"):

     "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 250,000,000, divided into two classes, one class consisting of 200,000,000 shares of common stock , par value $.01 per share, and the other class consisting of 50,000,000 shares of preferred stock, par value $.01 per share."

  SECOND: The stockholders of the Corporation, by partial written consent of stockholders in accordance with Section 228 of the Delaware General Corporation Law, have adopted and approved the Charter Amendment in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

  THIRD: The Corporation has notified the nonconsenting stockholders of the Corporation of the approval of the Charter Amendment by partial written consent in accordance with Section 228 of the Delaware General Corporation Law.

  FOURTH: The Charter Amendment has been duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

  IN WITNESS WHEREOF, said Mace Security International, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this __th day of June, 1999.

                                    MACE SECURITY INTERNATIONAL, INC.

                                    By: /s/ Louis D. Paolino, Jr.
                                        ___________________________________
                                        Louis D. Paolino, Jr.
                                        President and Chief Executive Officer

                                      E-1